UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2006

WHITEHALL LIMITED, INC.

(Exact name of registrant as specified in its charter)

Florida	0-29027	84-1092599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

290 Cocoanut Avenue

Sarasota, Florida 34236

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (941) 954-1181

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Changes in Registrant’s Certifying Accountants.

On August 7, 2006, Whitehall Limited, Inc. (“Whitehall”) was advised by J. H. Cohn LLP, Whitehall’s independent registered public accounting firm (“JHC”), that the client-auditor relationship between Whitehall and JHC had ceased. JHC audited Whitehall’s consolidated balance sheets as of March 31, 2003 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2002, 2003, and 2004 (collectively, the “Financial Statements”).

JHC’s reports on the Financial Statements did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles. Because JHC resigned, Whitehall did not make the decision to change accountants, and therefore the decision was not recommended or approved by Whitehall’s board of directors or an audit or similar committee of the board of directors. There were no disagreements with JHC, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to JHC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.

In accordance with Item 304(a)(3) of Regulation S-B, Whitehall will provide JHC with a copy of this Current Report on Form 8-K (this “Report”) no later than the day that this Report is filed with the Securities and Exchange Commission (the “Commission”). Whitehall will request JHC to furnish a letter addressed to the Commission stating whether it agrees with the statements made by Whitehall and, if not, stating the respects in which it does not agree. Because JHC’s letter is unavailable at the time of filing of this Report, Whitehall has requested JHC to provide the letter so that it can be filed with the Commission within ten business days after the filing of this Report. However, the letter will be filed with the Commission within two business days of receipt by Whitehall.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITEHALL LIMITED, INC.

Date: September 1, 2006	By:	/s/ Ronald Mustari
Ronald Mustari
President and Chief Executive Officer